OLD MUTUAL FUNDS

CODE OF ETHICAL CONDUCT FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS

I.           Covered Officers and Purpose of the Code

This Code of Ethical Conduct (the “Code”) has been established by each of the Old Mutual Funds pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the “Act”).1

This Code applies to each Old Mutual Fund’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”) each of whom are set forth in Exhibit A.  This Code seeks to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Old Mutual Funds file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

1 This Code of Ethical Conduct is separate from the Old Mutual Funds’ Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940.  The persons who are subject to this Code of Ethical Conduct are also subject to the Old Mutual Funds’ Rule 17j-1 Code.  Refer to Section V. of this Code for more information on the relationship between these two policies.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interest of, or service to, the Old Mutual Funds.  For example, a conflict of interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer’s position with an Old Mutual Fund.

Conflicts of interest may arise out of the relationships between Covered Officers and the Old Mutual Funds that may be subject to the provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Old Mutual Funds.  The Old Mutual Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  The Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Conflicts may also arise from, or as a result of, the contractual relationship between the Old Mutual Funds and their service providers of which Covered Officers may also be officers or employees.2  As a result, this Code recognizes that the Covered Officers, in the normal course of their duties, will be involved in establishing policies and implementing decisions that may affect each entity in different ways.  Generally, to the extent that establishing policies and implementing decisions are done in the ordinary course of business and in compliance with the Investment Company Act and the Investment Advisers Act, this Code considers the Covered Officers to have acted appropriately.

This Code also applies to conflicts of interest that are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The overarching principle is that Covered Officers should not place their personal interests improperly before the interest of a Old Mutual Fund.

Here are some examples of conflicts of interest covered by this Code.  Keep in mind that these examples are not exhaustive.

Covered Officers must:

•
Not use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by an Old Mutual Fund when they would benefit personally to the detriment of that Old Mutual Fund;

•	Not cause an Old Mutual Fund to take action, or fail to take action, for their individual personal benefit rather than the benefit of that Old Mutual Fund;

•	Not retaliate against any other Covered Officer or any employee of an Old Mutual Fund or its affiliated persons for reports of potential violations that are made in good faith; and

•
Not use material non-public knowledge of portfolio transactions made or contemplated for an Old Mutual Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

2 In the context of this Code, other service providers refer to the Old Mutual Funds’ underwriter and administrator.  All these service providers are affiliates of Old Mutual Capital, Inc., the Trust’s investment adviser.

Certain conflict or potential conflict of interest situations that Covered Officers may encounter require pre-approval by the General Counsel or Chief Compliance Officer.3  These situations include the following:

•	Service as a director on the board of any public or private company;

•	The receipt of any gift from a client, prospective client, service provider, prospective service provider, or the like, in excess of $100;

•
The receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•
Any ownership interest in, or any consulting or employment relationship with, any of a Old Mutual Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•
A direct or indirect financial interest in commissions, transaction charges or spreads paid by s Old Mutual Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.           Disclosure and Compliance

•	Covered Officers should be familiar with the disclosure requirements generally applicable to the Old Mutual Funds;

•
Covered Officers should not knowingly misrepresent, or cause others to misrepresent, facts about an Old Mutual Fund to others, whether within or outside the Old Mutual Fund, including to the Old Mutual Fund’s Trustees and auditors, and to governmental regulators and self-regulatory organizations;

•
Covered Officers, to the extent appropriate within their areas of responsibility, should consult with other officers and employees of the Old Mutual Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Old Mutual Funds; and

•	Covered Officers should promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

3 The General Counsel and the Chief Compliance Officer referred to in this Code are in reference to the General Counsel and Chief Compliance Officer of a Old Mutual Fund’s investment adviser.

IV.           Reporting and Accountability

Covered Officers must:

•	Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that they have received, read, and understand the Code;

•	Annually thereafter affirm to the Board that they have complied with the requirements of the Code;

•	Report at least annually affiliations and certain other relationships they may have with other entities4.

•	Notify the General Counsel or Chief Compliance Officer promptly if they know of any violation of this Code. Failure to do so is itself a violation of this Code.

The General Counsel of the Old Mutual Fund’s investment adviser is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  The Old Mutual Funds Audit Committees (the “Committee”) will consider approvals or waivers sought by the Covered Officers.

The Trust will follow these procedures in investigating and enforcing this Code:

•	The General Counsel or the General Counsel’s designee will take all appropriate action to investigate any reported potential violations;

•	If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•	The General Counsel will report to the Committee any matter that the General Counsel believes is a violation;

•
If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss or otherwise sanction the Covered Officer;

•	The Committee will be responsible for granting any waivers from the requirements of this Code; and

•	Any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

V.           Other Policies and Procedures

This Code shall be the sole code of ethical conduct adopted by the Old Mutual Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies there under.  Insofar as other policies or procedures of the Old Mutual Funds, the Old Mutual Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Old Mutual Funds’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

4 This reporting obligation may be satisfied by the Covered Officer in connection with their completion of the Trust’s Annual Trustee and Officer Questionnaire.

VI.           Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each of the Old Mutual Fund Boards, including a majority of Trustees of each Board who are not “interested persons” of the Old Mutual Funds.
VII.           Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than an Old Mutual Fund’s Board, its counsel, and appropriate personnel of the Old Mutual Funds’ adviser.

VIII.           Internal Use

The Code is intended solely for the internal use by the Old Mutual Funds and does not constitute an admission, by or on behalf of any company, as to any fact, circumstance, or legal conclusion.

Effective:                      January 1, 2008

Exhibit A

Persons Covered by this Code of Ethical Conduct:

Officer Name	Official Title with Old Mutual Funds
Julian F. Sluyters	President and Principal Executive Officer
Robert T. Kelly	Treasurer and Principal Financial Officer